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                                                                  EXHIBIT (i)(1)



[DECHERT LOGO]

                                                   MARGARET A. BANCROFT
                                                   Direct Tel: 212.968.3590
                                                   Margaret.Bancroft@dechert.com


October 25, 2001


Pilgrim Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re.     Pilgrim Equity Trust
        Securities Act Registration No. 33-56881
        Investment Company Act File No. 811-8817

Ladies and Gentlemen:

We have acted as counsel to the Pilgrim Equity Trust, and its series, the Pilgrim Principal Protection Fund II (the "Fund") in connection with the above-captioned registration statement (the "Registration Statement"). In our capacity as counsel, we have examined the Fund's Declaration of Trust, as amended to date, and are familiar with the proceedings of the Board of Trustees authorizing the creation of the Fund and its four classes of shares of beneficial interest denominated Class A, Class B, Class C and Class Q (the "Shares") and the issuance of such Shares to the public. In rendering this opinion, we have made such examination of law and of fact reasonably available to us as we have deemed necessary in connection with the opinion hereafter set forth.

Based upon such examination, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be legally issued, fully paid, and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,


/s/ Dechert


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